Exhibit 10.3

August 21, 2012

BINDING TERM SHEET FOR LOANS

LENDER:

Health Care REIT, Inc. or a designated affiliate thereof (“HCN”); provided that in the event that Health Care REIT, Inc. designates an affiliate to fund the Loan, Health Care REIT, Inc. shall not be relieved of its obligations hereunder to fund the Loans in the event that its affiliate fails to do so.

BORROWER:	Sunrise Senior Living, Inc. (“Sunrise” or “Company”)

LOAN TYPE AND USE OF PROCEEDS:

Term Loans (“Loans”). The Loans will be documented under a single facility and funded in three separate advances, with all fundings to take place by December 31, 2012. The Loan proceeds will be used by the Company solely to buy out the Company’s existing joint venture partners’ equity interests in (i)  twelve Heitman facilities (the “MSH Facilities”), (ii) four other Heitman facilities (the “HBLR Facilities”) and (iii) seventeen MSREF facilities (the “MSREF Facilities”). The buy outs are described in the term sheets or purchase and sale agreements attached as Exhibits A and B (the “Purchase Agreements”).

MAXIMUM LOAN AMOUNT:

US$365 million and the United States dollar equivalent of GBP64.5 million (on the date of the advance to fund the acquisition of the equity interests in the MSREF Facilities). The Loans shall be advanced as follows: (i) US$312 million upon closing of the acquisition of the existing joint venture partners’ equity interests in the MSH Facilities (with such amount funding (x) the purchase of Heitman’s equity interests and (y) the repayment of existing mortgage debt and related defeasance costs); (ii) US$53 million upon closing of the acquisition of the existing joint venture partners’ equity interests in the HBLR Facilities (with such amount funding the purchase of Hetiman’s equity interests) and (iii) the United States dollar equivalent of GBP 64.5 million (on the date of the advance to fund the acquisition of the equity interests in the MSREF Facilities) upon closing of the acquisition of the existing joint venture partners’ equity interests in the MSREF Facilities (with such amount funding (x) the purchase of MSREF’s equity interests and (z) the repayment of existing mortgage debt on certain of the properties and related defeasance costs).

LOAN TERMS:	The following terms shall apply to the Loans.

Initial Closing Date:		The date that the initial Loan is advanced. Additional Loans shall be advanced on the closing of the other acquisitions contemplated above.

Maturity Date:		12/31/13

Interest Rate:	Interest Rate:	Floating rate equal to one month LIBOR plus 5.00%. LIBOR will be determined and the interest rate will be adjusted as of the close of business on the last day of each month.
	Default Rate:	2.00% per annum plus the rate otherwise applicable.
	Calculation Method:	Interest shall be calculated based on 360-day year.

Payments:	Type:	Interest only, paid in cash
	Frequency:	Monthly
	Due:	1st of each month in arrears via wire transfer

Security:

The security shall consist of: (i) pledge of Company’s equity interests in the MSH Facilities and the Sonning and Beaconsfield facilities that are part of the MSREF portfolio and (ii) first priority mortgages on the MSH Facilities and the Sonning and Beaconsfield facilities. Borrower will not permit any new liens (other than incidental liens arising in the ordinary course) on any of the HBLR Facilities or other MSREF Facilities or its interests therein, and will grant to Lender a first priority mortgage and security interest on such facilities and interests therein if / when the existing first mortgages are satisfied and discharged.

Events of Default:

10-day grace period for monetary defaults, non-monetary defaults are, where customary, subject to 30-day notice and cure period; cross-defaulted with any other obligations in excess of $25 million (other than obligations in respect of the merger agreement dated on or about the date hereof) owed to Lender or its affiliates by Borrower or its affiliates.

Prepayment:		The Loans are prepayable at any time without premium or penalty.

TRANSACTION COSTS:	Each party is responsible for its own transaction costs including legal counsel.

FINANCIAL STATEMENTS:

During the term of the Loans, Borrower will deliver to HCN: [i] Annual audited consolidated financial statements of Borrower within 90 days of fiscal year end; [ii] Unaudited quarterly financial statements of Borrower within 45 days after quarter end; and [iii] Monthly financial statements for each of the MSH Facilities, HBLR Facilities and MSREF Facilities within 30 days of month end.

DOCUMENTATION:

The Loan Agreement and related documents will include customary loan covenants and representations of Borrower. Without HCN consent, except as otherwise set forth in the Purchase Agrements and on the MSREF Loan Term Sheet attached hereto as Exhibit C, the Borrower will not amend the terms of the existing loans, joint venture agreements or management agreements relating to the MSH Facilities, HBLR Facilities and MSREF Facilities. The terms of the definitive documentation will be in a form such that they do not impair the availability of the Loans on the date that the Loans are to be advanced if all conditions expressly set forth herein are satisfied. There shall be no conditions to closing other than those expressly set forth in this Binding Term Sheet.

CONDITIONS TO CLOSING:

HCN’s obligation to fund the Loans are conditioned only upon: (i) execution of a definitive loan agreement that is consistent with the terms hereof, (ii) for the advance to fund the acquisition of the existing joint venture partners’ equity interests in the MSH Facilities only, the contemporaneous purchase of the existing joint venture partners’ equity interests in the MSH Facilities, (iii) for the advance to fund the acquisition of the of the existing joint venture partners’ equity interests in the HBLR Facilities only, the contemporaneous purchase of the existing joint venture partners’ equity interests in the HBLR Facilities, (iv) for the advance to fund the acquisition of the of the existing joint venture partners’ equity interests in the MSREF Facilities only, the contemporaneous purchase of the existing joint venture partners’ equity interests in the MSREF Facilities and (v) the accuracy of the Specified Representations (as defined below). “Specified Representations” means only the following representations and warranties relating to the Company: organization; requisite power and authority (as they relate to due authorization, execution and delivery and enforceability of the loan documents); due authorization, execution and delivery and enforceability of the loan documents; no conflicts of the loan documents with organizational documents; binding obligation; and senior indebtedness.

EXCLUSIVITY:

Subject to Lender complying with its obligations set forth herein, Company agrees that if it consummates the equity acquisitions contemplated hereby that it shall borrow the necessary funds from Lender on the terms set forth herein.

EXPIRATION DATE:	This Term Sheet will expire if not accepted and returned to Lender by 5:00 p.m. Eastern Time on August 21, 2012.

The undersigned acknowledge that this Binding Term Sheet constitutes a binding commitment on the part of Lender and Company.  Lender acknowledges and agrees that Company is relying on the availability of the funds contemplated hereby.

HEALTH CARE REIT, INC.		SUNRISE SENIOR LIVING, INC.

By:	/s/ Michael A. Crabtree	By:	/s/ Mark S. Ordan

Title:	Senior Vice President and Treasurer	Title:	Chief Executive Officer

Date of Acceptance:	August 21, 2012	Date of Acceptance:	August 21, 2012